Exhibit 23.1

ROBERT B. MURRAY

REGISTERED GEOLOGIST
Oregon #G0965
1612 E.43rd Avenue
Eugene, OR 97405-4408
Phone (541) 344-4457
Fax (541) 344-4457
robert.b.murray@comcast.net

Consent of Author

Attention: Corporate Finance
United States Securities and Exchange Commission

Attention: Corporate Finance
Goldrich Mining Company
3412 Lincoln Drive
Spokane, Washington 99203 USA

I, Robert B. Murray, contract geologist and president of Kingegan Mining, 1612 E. 43rd Avenue, Eugene, Oregon, USA, co-authored the Technical Report: "Evaluation of the Chandalar, Alaska Mining Property", (hereafter known as the 'Report'). This Report was produced by myself, James Barker, and Jeffrey O. Keener for Goldrich Mining Company on May 5, 2008.

I hereby consent to the filing of the Report in the public files of the United States Securities and Exchange Commission (hereafter known as USSEC) for use in 10KSB and/or S-1 or S-3 filings with the USSEC, and to any use of and reference to the subject matter of the Report. I also consent to the use of my name as co-author of the report.

I hereby certify that there is no reason to believe that there are any misrepresentations in information derived in the Report, or that the written disclosure in the Report contains any misrepresentations.

Dated this day, July 30, 2008

Robert B. Murray
President, Kingegan Mining
B.S., M.S., Oregon Professional Geologist #G0965